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                                                                                                               Exhibit 12.1




                                      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                  (IN THOUSANDS OF DOLLARS)
                                                                                                                   NINE
                                                                                                                  MONTHS
                                                                          YEAR ENDED DECEMBER 31,                  ENDED
                                                          ----------------------------------------------------- ------------
                                                                                                                SEPTEMBER 30
                                                            1996        1997       1998      1999        2000        2001
                                                          ----------------------------------------------------- ------------
Income before minority interest and
   income taxes......................................      $ 4,761   $ 15,256   $ 81,428   $215,132   $160,949    $105,340

Fixed charges:
   Interest expense and amortization of
      debt issuance costs............................      $ 2,889   $ 8,817    $ 13,765   $ 11,971   $ 15,962    $ 10,841
   Interest portion of leases........................          754     1,212       2,093      2,969      3,442       2,622
                                                          -----------------------------------------------------  ----------

(A)  Income before minority interest and
         income taxes plus fixed charges.............      $ 8,404   $ 25,285   $ 97,286   $230,072   $180,353    $118,803
(B)  Fixed charges...................................      $ 3,643   $ 10,029   $ 15,858   $ 14,940   $ 19,404    $ 13,463

Ratio of earnings to fixed charges (A/B).............          2.3x       2.5x       6.1x      15.4x       9.3x        8.8x

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